UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 6, 2015

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously disclosed by EnteroMedics Inc. (the “Company”) in its Current Report on Form 8-K filed on October 30, 2014, the Company hired Brad Hancock to serve as its Chief Commercial Officer (“CCO”) effective November 17, 2014. At the May 6, 2015 meeting of the Board of Directors (the “Board”) of the Company, the Board determined that Mr. Hancock meets the requirements to be considered an executive officer of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in Section 16(a) of the Exchange Act.

Attached hereto as Exhibit 10.1 is the Executive Employment Agreement the Company entered into with Mr. Hancock effective November 17, 2014 (the “Employment Agreement”). The Employment Agreement has a one year term with an automatic renewal provision for successive one year terms and provides for a base salary of not less than $330,000 per year or such higher rate as may be approved by the Board. The Employment Agreement may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by the Company for “Cause” or by Mr. Hancock for “Good Reason” (as such terms are defined in the Employment Agreement). In addition, either party may terminate Mr. Hancock’s employment at any time for any reason or no reason, including after a “Change in Control” (as defined in the Employment Agreement) with 30 days’ prior written notice.

The Employment Agreement provides that if Mr. Hancock is involuntarily terminated by the Company without Cause or he terminates his employment for Good Reason, and he executes a general release of claims in favor of the Company, the Company will be obligated to pay, as severance pay, Mr. Hancock’s base salary at the rate in effect on the date of termination for a period of six months, if the termination occurs within the first six months of Mr. Hancock’s employment with the Company, or for twelve months if the termination occurs at or after his first six months of employment with the Company. Mr. Hancock will also be entitled to continue to participate in the Company’s medical, dental and life insurance programs for the period he is entitled to receive severance payments. Additionally, upon such termination, all of Mr. Hancock’s options to purchase shares of common stock of the Company that would have vested within one year of the date of such termination shall vest immediately.

Additionally, upon the occurrence of a “Change in Control” and the satisfaction of certain other conditions, 50% of Mr. Hancock’s then–unvested options will immediately vest, regardless of whether Mr. Hancock’s employment is terminated in connection therewith. In addition, if Mr. Hancock’s employment is terminated by us without Cause or by Mr. Hancock for Good Reason after a Change in Control any options issued to Mr. Hancock which have not vested will accelerate such that on the date of separation, all of Mr. Hancock’s options that have not vested will immediately vest upon the date of the Change in Control.

If Mr. Hancock’s severance payment would trigger an excise tax liability, the Employment Agreement provides that he would be entitled to receive, at his discretion, either (i) a severance payout reduced below the amount that would trigger an excise tax liability, or (ii) his full severance pay, with Mr. Hancock assuming all responsibility for any excise tax liability. The Company is not obligated to pay an “excise tax” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and there are no tax “gross-up” provisions in the Severance Agreement. The Employment Agreement also provides that it shall be interpreted to avoid implications of taxes and penalties under Section 409A of the Code.

In addition, the Employment Agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

The description of the Employment Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the copy of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 6, 2015, the Company held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota. Mark B. Knudson, Ph.D., President, Chief Executive Officer and Chairman of the Board of Directors of the Company, presided. At the Annual Meeting, the Company’s stockholders approved each of the following proposals set forth in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission and mailed to stockholders on April 1, 2015:

Proposal 1:

The Company’s stockholders elected one Class II director to hold office until the 2018 annual meeting and until the director’s successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Based on the following results of voting, Bobby I. Griffin was re-elected:

Votes For	Votes Withheld	Broker Non-Votes
20,644,745	9,020,806	28,455,651

Proposal 2:

The Company’s stockholders voted on a non-binding advisory resolution approving the compensation of the Company’s Named Executive Officers, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
25,272,680	4,171,478	221,393	28,455,651

Proposal 3:

The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2015, as set forth below:

Votes For	Votes Against	Abstentions
54,792,028	2,558,966	770,208

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between EnteroMedics Inc. and Brad Hancock, dated November 17, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Operating Officer

Date: May 12, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between EnteroMedics Inc. and Brad Hancock, dated November 17, 2014